Exhibit 2.2

AMENDMENT TO INTEREST PURCHASE AGREEMENT

This AMENDMENT TO INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of September 30, 2016, by and among FP Holdings, L.P., a Nevada limited partnership (the “Company”), FP VoteCo, L.L.C., a Delaware limited liability company (“VoteCo”) and sole member of Fiesta ParentCo, L.L.C., a Delaware limited liability company (“GP”), FP ParentCo, L.P., a Delaware limited partnership (“Parent” and, together with VoteCo, the “Sellers”), and Station Casinos LLC, a Nevada limited liability company (“Buyer”).

WHEREAS, the parties hereto entered into that certain Interest Purchase Agreement dated as of May 10, 2016 (the “Interest Purchase Agreement”).  Capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Interest Purchase Agreement; and

WHEREAS, the parties desire to amend the Interest Purchase Agreement to provide that Cash will be included in the calculation of Adjusted Working Capital and to provide that the Closing will occur at 12:01 a.m. on October 1, 2016.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.                                      Amendments.

(a)                                 Section 1.3 of the Interest Purchase Agreement is hereby amended and restated to read in full as follows:

“Section 1.3 Purchase Price.  As used herein, the aggregate purchase price for the Purchased Interests (the “Purchase Price”), shall be an amount equal to (a) the Base Purchase Price, plus or minus (as applicable) (b) the Estimated Working Capital Adjustment, minus (c) the Selling Expenses, minus (d) the Closing Escrow Funds, minus, (e) the Specified Matter 1 Escrow Fund, minus (f) the Payoff Amount, minus (g) the Pension Liability, minus (h) all Indebtedness outstanding at Closing, other than the Payoff Amount.  Buyer shall pay the Purchase Price and the other payments contemplated hereby as provided in Section 1.6(a).”

(b)                                 Section 1.5 of the Interest Purchase Agreement is hereby amended and restated to read in full as follows:

“Section 1.5 Closing.  Unless this Agreement is earlier terminated pursuant to Article VII hereof, subject to the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions intended to be satisfied or waived at the Closing), the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Interests (the “Closing”), shall take place at 12:01 a.m. on October 1, 2016 (such time, the “Closing Time” and such date the “Closing Date”).”

(c)                                  Section 1.6 of the Interest Purchase Agreement is hereby amended and restated to read in full as follows:  Closing Transactions

“Section 1.6.  Preclosing and Closing Transactions.

(a)                                 Payments.  Subject to the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions intended to be satisfied or waived), the following payments shall be made by Buyer no later than 10:00 a.m. pacific time on September 30, 2016:

(i)                                     Buyer shall pay the Purchase Price (less the Deposit) to the Sellers by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers at least two (2) Business Days prior to the Closing Date.

(ii)                                  Buyer shall remit the Closing Escrow Funds by wire transfer of immediately available funds to the account(s) designated in the Closing Escrow Agreement.

(iii)                               Buyer shall remit the Specified Matter 1 Escrow Fund by wire transfer of immediately available funds to the account(s) designated in the Specified Matter 1/2 Escrow Agreement.

(iv)                              In accordance with the Payoff Letter, Buyer will repay, or cause to be repaid, on behalf of the Purchased Companies, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter(s).

(v)                                 Buyer shall pay to the applicable Persons payment of the Selling Expenses, by wire transfer of immediately available funds to the account(s) designated by such Persons in the invoices delivered by the Sellers to Buyer pursuant to Section 1.6(b)(vi).

(b)                                 Deliveries.  The following documents will be executed and delivered by Buyer and the Sellers, as applicable, at or prior to 10:00 a.m. pacific time on September 30, 2016:

(i)                                     Buyer and the Sellers shall execute an escrow agreement in the form attached hereto as Exhibit B (the “Closing Escrow Agreement”).

(ii)                                  Buyer and the Sellers shall execute the Specified Matter 1/2 Escrow Agreement.

(iii)                               Buyer shall deliver to the Sellers the certificates required by Sections 6.3(a) and (b) hereof.

(iv)                              The Sellers shall deliver, or cause to be delivered, to Buyer the certificates required by Sections 6.2(a) and (b) hereof.

(v)                                 Buyer shall deliver to the Sellers evidence reasonably satisfactory to the Sellers that Buyer has obtained all Gaming Approvals required to consummate the transactions contemplated hereby.

(vi)                              The Sellers shall deliver to Buyer invoices in respect of the Selling Expenses.

(vii)                           The Sellers shall have delivered or cause to be delivered the Payoff Letter as contemplated by Section 5.12(a) and releases of all Liens and other security interests securing the Indebtedness in each case as described in the Payoff Letter.

(viii)                        Each Seller shall deliver to Buyer a certification of its status as a non-foreign person in the form attached hereto as Exhibit D (the “FIRPTA Certificate”) in accordance and compliance with Treasury Regulations Section 1.1445-2(b)(2).

(ix)                              Each Seller shall have executed and delivered an assignment agreement in the form attached hereto as Exhibit E (each, an “Assignment Agreement”) assigning such Seller’s interest in the Purchased Interests to Buyer free and clear of all Encumbrances effective as of the Closing Time.

(x)                                 Each of the Sellers and Buyer shall deliver evidence reasonably satisfactory to the Title Company regarding due organization and the due authorization of the transactions contemplated by this Agreement, to the extent required by the Title Company.

(xi)                              The Sellers shall deliver such customary affidavits as the Title Company may reasonably require in order to issue the Title Policy in accordance with the terms hereof.

(xii)                           Sellers shall deliver evidence of the resignation or removal, effective as of the Closing Date, of each director of the Company, unless otherwise designated by Buyer in advance no less than five (5) Business Days prior to the Closing Date.

(xiii)                        The Sellers and Buyer shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release (1) the Deposit to the Sellers and (2) the interest accrued on the Deposit to Buyer, in each case in accordance with the Deposit Escrow Agreement.

(c)                                  Transfer of Possession.  To the extent required by applicable Gaming Laws or Gaming Authorities, the Sellers and Buyer shall prepare a detailed closing memorandum and submit it to the applicable Gaming Authorities with sufficient time to allow their review and approval and completion of the items set forth in such closing memorandum prior to the Closing Date.”

(d)                                 The definition “Adjusted Working Capital” contained in Section 9.1 of the Interest Purchase Agreement is hereby amended and restated to read in full as follows:

““Adjusted Working Capital” means, as of a certain date, the (a) current assets of the Purchased Companies as of such date, including Cash (excluding any such assets that constitute Excluded Assets), less (b) current Liabilities of the Purchased Companies as of such date (including any accrued and unpaid Taxes and excluding any such Liabilities that constitute (x) the current portion of any Indebtedness included in the Payoff Amount, (y) the current portion of any Indebtedness outstanding at Closing that is deducted in calculating the Purchase Price pursuant to Section 1.3 or (z) Selling Expenses), in each case (i) as determined on a consolidated basis using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Interim Financial Statements as modified as set forth in Section 5.1(m) of the Disclosure Schedules and (ii) without duplication.”

(e)                                  For purposes of clarity, the parties agree that cash payments in respect of Specified Matter 1 under any insurance policy or pursuant to any settlement, award or other final, non-appealable legally binding resolution of Specified Matter 1 distributed by the Company following the date of the Interest Purchase Agreement and prior to the Closing shall constitute Third Party Proceeds for purposes of Section 5.17 of the Interest Purchase Agreement.

(f)                                   Except as expressly amended hereby, the Agreement shall remain in full force and effect.

2.                                      Miscellaneous.  This Amendment and the transactions contemplated hereby, and all disputes between the parties under or related to this Amendment or the Agreement or the facts and circumstances leading to their execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof to the extent that the Laws of another jurisdiction would apply as a result of the application thereof.

(a)                                 Headings.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

(b)                                 Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(c)                                  Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or PDF file (portable document format file) shall be effective as delivery of a manually executed counterpart of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.

COMPANY:

FP HOLDINGS, L.P.

By: FP ParentCo, L.L.C., its general partner

By: FP VoteCo, L.L.C., its sole member

By:
Name:
Title:

SELLERS:

FP VOTECO, L.L.C.

By:
Name:
Title:

FP PARENTCO, L.P.

By: FP VoteCo, L.L.C., its general partner

By:
Name:
Title:

BUYER:

STATION CASINOS LLC

By:
Name:
Title:

[Amendment to Interest Purchase Agreement]